Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 23, 2005 (except for the 19th and 20th paragraphs of Note 8 as to which the date is November 4, 2006 and the 7th paragraph of Note 12 as to which the date is January 17, 2007), relating to the financial statements of Salary.com, Inc. for the fiscal years ended March 31, 2005 and 2004, which appears in Salary.com, Inc.’s Registration Statement and related Prospectus on Form S-1 (File No. 333-138646).

/s/ Vitale, Caturano & Company, LTD.

Boston, Massachusetts

March 8, 2007